Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-116055, 333-123707, 333-153017, and 333-168666 on Form S-8 and Registration Statement No.’s 333-168665, 333-177553, and 333-1777554 on Form S-3 of our reports dated March 9, 2012, relating to the consolidated financial statements and financial statement schedule of inContact, Inc. and subsidiaries, and the effectiveness of inContact, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of inContact, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 9, 2012